Exhibit 10.1

Quattro Global Capital LLC

546 5th Avenue, 19th Floor

New York, New York 10036

August 31, 2006

CellStar Corporation

601 S. Royal Lane

Coppell, Texas 75019

RE:                           12% Senior Subordinated Notes (the “Notes”) due January 15, 2007, issued pursuant to the Indenture, dated as of February 20, 2002, between CellStar Corporation, as Issuer, and The Bank of New York, as Trustee.

Gentlemen:

We have been retained to act as investment manager to Alta Partners Discount Convertible Arbitrage Holdings LTD (“Alta Partners”), the holder of $10,459,000 principal amount of the Notes.  In such capacity, we have entered into discussions with CellStar Corporation (“CellStar”) regarding the refinance or purchase of the Notes.

Pursuant to our recent discussions, this letter is to set forth our offer and agreement on behalf of Alta Partners to sell to CellStar all of the Notes held by Alta Partners for cash in an amount equal to 99% of the principal amount of such Notes, plus accrued interest through the date hereof; provided that the actual trade and settlement of for the Notes occurs on or before close of business September 7, 2006.

Should this accurately reflect out agreement, please acknowledge where indicated below and return a fully executed copy to me for my files.

Very truly yours,

Quattro Global Capital. LLC

By:	/s/ Sherri Andrews
Name: Sherri Andrews
Title: Portfolio Manager

AGREED AND ACKNOWLEDGED
AS OF AUGUST 31, 2006.

CELLSTAR CORPORATION

By:	/s/	Robert Kaiser
Robert Kaiser
Chief Executive Officer